EXHIBIT 99.4(a)(a)(s)

                     GUARANTEED MINIMUM DEATH BENEFIT RIDER

   GREATER OF [6%] ROLLUP TO AGE [85] GMDB OR ANNUAL RATCHET TO AGE [85] GMDB
              WITH OPTIONAL RESET OF [6%] ROLL UP TO AGE [85] GMDB

The term "Contract" as used in this rider applies to either a Contract or Certificate. This rider is part of your Contract, and the same definitions apply to the capitalized terms. There are new definitions in this rider which are introduced below. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below. In this rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

I.   THIS RIDER'S BENEFIT

The terms of this rider add to the Contract a Guaranteed Minimum Death Benefit
(GMDB) as described below. The GMDB is derived from a benefit base as described in Parts II and III. The GMDB under the Contract will be the greater of the [6%] Roll Up to Age [85] GMDB or the Annual Ratchet to Age [85] GMDB. The rider describes the computation of the [6%] Roll Up to Age [85] GMDB and the Annual Ratchet to Age [85] GMDB, the cost of this rider and how this rider may terminate.

On the Contract Date, your [6%] Roll Up to Age [85] GMDB and Annual Ratchet to age [85] GMDB are both equal to your initial Contribution. Thereafter, the GMDB is the greater of the [6%] Roll Up to Age [85] GMDB or the Annual Ratchet to Age [85] GMDB.

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Owner's age [85] will instead accumulate to Age [85] of the older Joint Owner. Also, any Optional Reset provision which is limited to the Owner's age [75] will instead be limited to age [75] of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Owner's age [85] will instead accumulate to Age [85] of the Annuitant. Also, any Optional Reset provision which is limited to the Owner's age [75] will instead be limited to age [75] of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to Age [85] of the older Joint Annuitant and any optional reset will be limited to age [75] of the older Joint Annuitant.

II.  [6%] ROLL UP TO AGE [85] GMDB

For the [6%] Roll Up to Age [85] GMDB, the GMDB is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [EQ/Money Market Fund, Guaranteed Interest Option, Fixed Maturity Options, [and the loan reserve for the TSA market]]) through the Contract Date Anniversary following the Owner's [85th ] birthday (or the Owner's death, if earlier), and 0% thereafter. FOR ACCUMULATOR CORE AND ELITE ONLY [The GMDB interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%]]. FOR ACCUMULATOR PLUS AND SELECT ONLY [The GMDB interest rate applicable during the period selected for the [XYZ] Dollar Cost Averaging Account, if applicable, will be [6%].] The GMDB is also adjusted for any subsequent Contributions and withdrawals as described under "Effects of Withdrawals" below.

         OPTIONAL RE-SET OF [6%] ROLL UP TO AGE [85] GMDB:

         On or within 30 days following the [first] or later Contract Date Anniversary, you may reset your [6%] Roll Up to Age [85] GMDB to equal the Annuity Account Value on that Contract Date Anniversary. The [6%] Roll Up continues on your reset GMDB. When you reset your [6%] Roll Up to Age [85] GMDB, you may not reset the GMDB again until the [first]or later Contract Date Anniversary following the re-set. Reset is not permitted after the Contract Date Anniversary following the Owner's [75th] birthday.

2007GMDBOPR

         When you reset your [6%] Roll Up to Age [85] GMDB, your [6%] Roll Up to Age [85] GMIB Benefit Base is automatically reset as described in your Guaranteed Minimum Income Benefit Rider.

         [We may increase the charge for this rider up to the maximum charge shown in the Data Pages. We will apply the higher charge only if your GMDB increases due to your election of an optional reset. The new charge will remain in effect for the duration of the rider, subject to any further charge increase permitted by the above provisions. Any increase in the charge for this rider will be communicated in writing to you at least [90 days] before the Contract Date Anniversary on which it would take effect. ]

III. ANNUAL RATCHET TO AGE [85] GMDB

For the Annual Ratchet to Age [85] GMDB, on each Contract Date Anniversary up to the Contract Date Anniversary following the Owner's [85th] birthday, if the Annuity Account Value is greater than the current GMDB, the GMDB is reset to equal the Annuity Account Value. The GMDB is also adjusted for any subsequent Contributions, and withdrawals as described under "Effects of Withdrawals" below.

IV.  EFFECT OF WITHDRAWALS

[The [6%] Roll Up to Age [85] and the Annual Ratchet to Age [85] GMDB will each be reduced by withdrawals. The reduction is determined separately for each GMDB. The Annual Ratchet to Age [85] GMDB will be reduced pro-rata by all withdrawals. The reduction of the Roll Up to Age [85] GMDB is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the GMDB as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the [6%] Roll Up to Age [85] GMDB as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the Roll Up to Age [85] GMDB. In the first Contract Year, Contributions received in the first [90 days] are used to determine the benefit base at the beginning of Contract Year 1 for purposes of the last two sentences.]

A pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal by your Annuity Account Value immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your GMDB immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your GMDB by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

V. THE COST OF THIS RIDER

The charge for this benefit is shown in the Data Pages.

2007GMDBOPR

VI.  TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the Contract terminates, (ii) except as agreed to by us and provided in the next two sentences, the original Owner of the Contract has changed, (iii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner's death, (iv) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (v) the Contract is annuitized, including exercise of Guaranteed Minimum Income Benefit, if applicable. However, for a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the original Annuitant. For a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Such original Owner becomes the Annuitant under the Contract at the time of ownership change. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, parent, child, adopted child, step child, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew and in-laws.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron               /s/ Karen Field Hazin
------------------------------------     ---------------------------------------
Christopher M. Condron                   Karen Field Hazin
Chairman and Chief Executive Officer     Senior Vice President,
                                         Secretary and Associate General Counsel

2007GMDBOPR